Exhibit 99.1
For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports First Quarter Net Income of $6.8 Million or $0.66 per Diluted Share

Renton, Washington – April 26, 2018 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended March 31, 2018, of $6.8 million, or $0.66 per diluted share, compared to net income of $2.4 million, or $0.23  per diluted share, for the quarter ended December 31, 2017, and $2.3 million, or $0.22 per diluted share, for the quarter ended March 31, 2017.

Net loans receivable increased to $991.1 million at March 31, 2018, compared to $988.7 million at December 31, 2017, and $838.8 million at March 31, 2017. Internal loan growth in the first quarter was partially offset by a $20.0 million repayment received on a $22.0 million construction/land development loan. The average balance of net loans receivable totaled $985.8 million for the quarter ended March 31, 2018, compared to $963.1 million for the quarter ended December 31, 2017, and $825.3 million for the quarter ended March 31, 2017.

The Company had a $4.0 million recapture of provision for loan losses in the quarter ended March 31, 2018, compared to a recapture of provision for loan losses of $1.2 million in the quarter ended December 31, 2017, and a provision for loan losses of $200,000 in the quarter ended March 31, 2017. The recapture of provision in the quarter ended March 31, 2018, was due primarily to $4.3 million in recoveries received during that quarter of loans previously charged off, while the recapture of provision for loan losses in the quarter ended December 31, 2017, was due primarily to $2.0 million in recoveries during the quarter of loans previously charged off. The provision recaptures were partially offset by increases to the allowance for loan losses related to higher loan balances. The provision for loan losses in the quarter ended March 31, 2017, was primarily due to the increase in net loans receivable during the quarter.

"As a result of strategies we employed to encourage certain borrowers to repay us for amounts previously charged off, we are off to a great start to 2018. These amounts were charged off during the downturn in our economy as a result of the financial crisis, and I am pleased that we were able to negotiate repayment of these debts during this time of economic strength in the region," stated Joseph W. Kiley III, President and Chief Executive Officer. "In addition, I am very pleased to report that our deposit base grew by $23.7 million during the current quarter, including a $5.3 million increase in checking account deposits. This is an area of extensive focus as we work to transform the Bank from a traditional savings bank to a full service community bank. If you have not visited one of our offices to see the technology we have deployed and meet our team of talented bankers, I encourage you to stop in to enjoy this new bank branch experience for yourself.  I am also happy to report that we opened our tenth branch office in a development known as 'The Junction' in Bothell. This new branch office is a continuation of our strategy to expand our network, augmenting our efforts to grow our franchise and meet the deposit and lending needs of our communities."

The following tables present an analysis of total deposits by branch office (unaudited):

	March 31, 2018
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
			(Dollars in thousands)
King County:
Renton	$31,945	$19,620	$22,637	$228,134	$294,434	$-	$596,770
The Landing	3,176	980	59	11,571	8,096	-	23,822
Woodinville (1)	1,617	3,431	711	19,744	8,112	-	33,615
Bothell	31	-	-	-	-	-	31
Crossroads	1,074	6,388	82	25,104	7,006	-	39,654
Total King County	37,843	30,419	23,489	284,553	317,648	-	693,952

Snohomish County:
Mill Creek	1,395	2,314	710	14,814	6,313	-	25,546
Edmonds	1,632	1,305	45	17,619	5,747	-	26,348
Clearview (1)	3,881	3,225	1,080	7,408	1,734	-	17,328
Lake Stevens (1)	1,517	1,359	517	3,131	2,645	-	9,169
Smokey Point (1)	1,867	2,182	547	6,983	3,819	-	15,398
Total Snohomish County	10,292	10,385	2,899	49,955	20,258	-	93,789

Total retail deposits	48,135	40,804	26,388	334,508	337,906	-	787,741
Brokered deposits	-	-	-	-	-	75,488	75,488
Total deposits	$48,135	$40,804	$26,388	$334,508	$337,906	$75,488	$863,229
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $93,000.

	December 31, 2017
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
			(Dollars in thousands)
King County:
Renton	$30,005	$18,099	$25,095	$225,714	$298,819	$-	$597,732
The Landing	2,634	405	44	11,555	7,807	-	22,445
Woodinville (1)	1,904	3,124	685	20,527	7,072	-	33,312
Crossroads	606	5,413	81	13,831	945	-	20,876
Total King County	35,149	27,041	25,905	271,627	314,643	-	674,365

Snohomish County:
Mill Creek	1,721	2,931	355	14,325	5,652	-	24,984
Edmonds	1,300	1,119	30	17,576	4,932	-	24,957
Clearview (1)	3,960	3,631	1,247	7,009	1,724	-	17,571
Lake Stevens (1)	1,466	1,266	475	2,829	2,608	-	8,644
Smokey Point (1)	1,838	2,236	444	5,270	3,705	-	13,493
Total Snohomish County	10,285	11,183	2,551	47,009	18,621	-	89,649

Total retail deposits	45,434	38,224	28,456	318,636	333,264	-	764,014
Brokered deposits	-	-	-	-	-	75,488	75,488
Total deposits	$45,434	$38,224	$28,456	$318,636	$333,264	$75,488	$839,502
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $107,000.

Additional highlights for the quarter ended March 31, 2018:
•	Net loans receivable increased to $991.1 million at March 31, 2018, compared to $988.7 million at December 31, 2017, and $838.8 million at March 31, 2017.
•
Deposits increased to $863.2 million at March 31, 2018, compared to $839.5 million at December 31, 2017, and $734.7 million at March 31, 2017. Excluding certificates of deposits, deposit balances increased $19.1 million during the quarter.

•	The Company's book value per share was $13.80 at March 31, 2018, compared to $13.27 at December 31, 2017, and $12.84 at March 31, 2017.
•	The Bank's Tier 1 leverage and total capital ratios at March 31, 2018, were 10.4% and 14.4%, respectively, compared to 10.2% and 13.8% at December 31, 2017, and 11.6% and 15.7% at March 31, 2017.
Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $4.0 million recapture of provision for loan losses during the quarter ended March 31, 2018. The following items contributed to the recapture of provision during the quarter:
•	The Bank received a $20.0 million payment on its largest loan that had a balance of $22.0 million at December 31, 2017.
•	The Company received $4.3 million in recoveries during the quarter, primarily relating to balances from two customers, representing payment in full of loan balances previously charged off.
•	The Company's net loans receivable increased modestly during the quarter to $991.1 million at March 31, 2018, from $988.7 million at December 31, 2017, and was $838.8 million at March 31, 2017.
•	Delinquent loans (loans over 30 days past due) remained low at $225,000 at March 31, 2018, compared to $101,000 at December 31, 2017, and no delinquent loans at March 31, 2017.
•	Nonperforming loans totaled $175,000 at March 31, 2018, compared to $179,000 at December 31, 2017, and $602,000 at March 31, 2017.
•	Nonperforming loans as a percentage of total loans remained low at 0.02% at both March 31, 2018, and December 31, 2017, compared to 0.07% at March 31, 2017.
The ALLL represented 1.31% of total loans receivable, net of undisbursed funds, at March 31, 2018, compared to 1.28% at December 31, 2017, and 1.31% at March 31, 2017. Nonperforming assets totaled $658,000 at March 31, 2018, compared to $662,000 at December 31, 2017, and $2.9 million at March 31, 2017. The 77.2% reduction in the Company's nonperforming assets from the prior year was primarily due to sales of other real estate owned ("OREO") and, to a lesser extent, a reduction in nonperforming loan balances.

The following table presents a breakdown of our nonperforming assets (unaudited):

	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2018	2017	2017	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$125	$128	$545	$(3)	$(420)
Consumer	50	51	57	(1)	(7)
Total nonperforming loans	175	179	602	(4)	(427)

OREO	483	483	2,281	-	(1,798)

Total nonperforming assets (1)	$658	$662	$2,883	$(4)	$(2,225)

Nonperforming assets as a
percent of total assets	0.05%	0.05%	0.27%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at March 31, 2018.

OREO totaled $483,000 at March 31, 2018, and December 31, 2017, down from $2.3 million at March 31, 2017, due to sales of properties. The Bank continues to actively market its two remaining OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.
The following table presents a breakdown of our TDRs (unaudited):
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$–	$–	$109	$–	$(109)
Total nonperforming TDRs	–	–	109	–	(109)

Performing TDRs:
One-to-four family residential	11,904	13,434	21,790	(1,530)	(9,886)
Multifamily	1,128	1,134	1,152	(6)	(24)
Commercial real estate	3,173	3,194	3,683	(21)	(510)
Consumer	43	43	43	(0)	(0)
Total performing TDRs	16,248	17,805	26,668	(1,557)	(10,420)

Total TDRs	$16,248	$17,805	$26,777	$(1,557)	$(10,529)

Net interest income for the quarter ended March 31, 2018, increased to $11.0 million, compared to $10.4 million for the quarter ended December 31, 2017, and $8.9 million for the quarter ended March 31, 2017, due in part to the growth in the average balance of net loans outstanding between periods, partially offset by increased interest expense due to higher deposit balances and increasing short term interest rates.

Total interest income increased to $14.1 million during the quarter ended March 31, 2018, compared to $13.3 million in the quarter ended December 31, 2017, and $11.0 million in the quarter ended March 31, 2017. These increases were due in part to the growth in the average balance of net loans receivable to $985.8 million for the quarter ended March 31, 2018, compared to $963.1 million for the quarter ended December 31, 2017, and $825.3 million for the quarter ended March 31, 2017. Interest income was also impacted by the recognition of $1.0 million in interest income during the quarter ended March 31, 2018, related to payments discussed above from two borrowers for the interest owed on the balances of previously charged off loans, compared to $436,000 in the quarter ended December 31, 2017. There was no such additional interest income recognized in the quarter ended March 31, 2017.

Total interest expense increased to $3.1 million for the quarter ended March 31, 2018, compared to $2.9 million for the quarter ended December 31, 2017, and $2.1 million for the quarter ended March 31, 2017. The higher level of interest expense in the quarter ended March 31, 2018, was due primarily to increases in the average balances of interest-bearing liabilities, in particular deposits, and increases in short term market interest rates. Advances from the Federal Home Loan Bank ("FHLB") totaled $200.0 million at March 31, 2018, compared to $216.0 million at December 31, 2017, and $171.5 million at March 31, 2017. The Bank borrows from the FHLB to supplement its deposit gathering efforts when needed to support asset growth. The average cost of FHLB advances was 1.66% for the quarter ended March 31, 2018, compared to 1.46% for the quarter ended December 31, 2017, and 1.05% for the quarter ended March 31, 2017. The balance of brokered certificates of deposits was unchanged at $75.5 million at March 31, 2018, December 31, 2017, and March 31, 2017.

The following table presents a breakdown of our total deposits (unaudited):
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$48,135	$45,434	$36,190	$2,701	$11,945
Interest-bearing demand	40,804	38,224	21,584	2,580	19,220
Statement savings	26,388	28,456	27,415	(2,068)	(1,027)
Money market	334,508	318,636	218,578	15,872	115,930
Certificates of deposit, retail (1)	337,906	333,264	355,452	4,642	(17,546)
Certificates of deposit, brokered	75,488	75,488	75,488	-	-
Total deposits	$863,229	$839,502	$734,707	$23,727	$128,522
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $93,000 at March 31, 2018, and $107,000 at December 31, 2017.

Our net interest margin was 3.88% for the quarter ended March 31, 2018, compared to 3.65% for the quarter ended December 31, 2017, and 3.64% for the quarter ended March 31, 2017. The increase in the quarter ended March 31, 2018, from the prior quarter, was the result of payments received on amounts previously charged off. The Company recorded $1.0 million in additional interest related to these recoveries in the quarter ended March 31, 2018, compared to $436,000 in the quarter ended December 31, 2017.

Noninterest income for the quarter ended March 31, 2018, totaled $646,000, compared to $211,000 in the quarter ended December 31, 2017, and $535,000 in the quarter ended March 31, 2017. The amount recorded in the quarter ended December 31, 2017, was impacted by the $670,000 loss on sale of investments due to our investment portfolio restructuring at year end, undertaken primarily to reduce interest rate risk and to take advantage of the higher income tax rates for 2017 compared to 2018 following the passage of the U.S. Tax

Cuts and Jobs Act of 2017 (the "Tax Act"). Specifically, the Company sold approximately $37 million in fixed rate securities, with the proceeds reinvested primarily into adjustable rate securities.

Noninterest expense for the quarter ended March 31, 2018, declined slightly to $7.0 million, from $7.1 million in the quarter ended December 31, 2017, and increased from $6.1 million in the quarter ended March 31, 2017. The increase from the prior year period was due primarily to growth in the Bank's number of locations in the past year, including the opening of a new office in the Crossroads neighborhood of Bellevue in June 2017, and the acquisition of four branch offices in August 2017.

The Company's federal income tax provision was $1.8 million for the quarter ended March 31, 2018, compared to $2.3 million in the quarter ended December 31, 2017, and $785,000 in the quarter ended March 31, 2017. The quarter ended December 31, 2017, included a charge of $807,000 relating to changes in the Company's deferred tax asset valuation following passage of the Tax Act.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 10 full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 2000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Three Month Change	One Year Change

Cash on hand and in banks	$6,595	$9,189	$6,066	(28.2)%	8.7%
Interest-earning deposits	13,954	6,942	20,007	101.0	(30.3)
Investments available-for-sale, at fair value	142,872	132,242	129,662	8.0	10.2
Loans receivable, net of allowance of $13,136, $12,882 and $11,158 respectively	991,138	988,662	838,768	0.3	18.2
Federal Home Loan Bank ("FHLB") stock, at cost	9,450	9,882	8,102	(4.4)	16.6
Accrued interest receivable	3,981	4,084	3,389	(2.5)	17.5
Deferred tax assets, net	1,362	1,211	2,907	12.5	(53.1)
Other real estate owned ("OREO")	483	483	2,281	0.0	(78.8)
Premises and equipment, net	21,208	20,614	18,912	2.9	12.1
Bank owned life insurance ("BOLI"), net	29,276	29,027	27,534	0.9	6.3
Prepaid expenses and other assets	3,922	5,738	2,892	(31.6)	35.6
Goodwill	889	889	-	0.0	n/a
Core deposit intangible	1,228	1,266	-	(3.0)	n/a
Total assets	$1,226,358	$1,210,229	$1,060,520	1.3%	15.6%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$48,135	$45,434	$36,190	5.9%	33.0%
Interest-bearing deposits	815,094	794,068	698,517	2.6	16.7
Total Deposits	863,229	839,502	734,707	2.8	17.5
Advances from the FHLB	200,000	216,000	171,500	(7.4)	16.6
Advance payments from borrowers for taxes and insurance	4,478	2,515	4,092	78.1	9.4
Accrued interest payable	270	326	237	(17.2)	13.9
Other liabilities	9,626	9,252	8,235	4.0	16.9
Total liabilities	1,077,603	1,067,595	918,771	0.9	17.3

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding shares 10,779,424 at March 31, 2018, 10,748,437 at December 31, 2017, and
11,035,791 at March 31, 2017	108	107	110	0.9%	(1.8)%
Additional paid-in capital	94,527	94,173	98,186	0.4	(3.7)
Retained earnings, substantially restricted	60,767	54,642	50,702	11.2	19.9
Accumulated other comprehensive loss, net of tax	(1,568)	(928)	(1,042)	69.0	50.5
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,079)	(5,360)	(6,207)	(5.2)	(18.2)
Total stockholders' equity	148,755	142,634	141,749	4.3	4.9
Total liabilities and stockholders' equity	$1,226,358	$1,210,229	$1,060,520	1.3%	15.6%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,042	$12,269	$10,027	6.3%	30.1%
Investments available-for-sale	929	903	845	2.9	9.9
Interest-earning deposits with banks	38	43	44	(11.6)	(13.6)
Dividends on FHLB Stock	104	85	82	22.4	26.8
Total interest income	14,113	13,300	10,998	6.1	28.3
Interest expense
Deposits	2,276	2,117	1,691	7.5	34.6
FHLB advances	853	795	445	7.3	91.7
Total interest expense	3,129	2,912	2,136	7.5	46.5
Net interest income	10,984	10,388	8,862	5.7	23.9
(Recapture of provision) provision for loan losses	(4,000)	(1,200)	200	233.3	(2,100.0)
Net interest income after (recapture of provision) provision for loan losses	14,984	11,588	8,662	29.3	73.0

Noninterest income
Net loss on sale of investments	-	(670)	-	(100.0)	n/a
BOLI	249	133	201	87.2	23.9
Wealth management revenue	99	220	140	(55.0)	(29.3)
Deposit related fees	161	169	71	(4.7)	126.8
Loan related fees	134	356	120	(62.4)	11.7
Other	3	3	3	0.0	0.0
Total noninterest income	646	211	535	206.2	20.7

Noninterest expense
Salaries and employee benefits	4,662	4,673	4,285	(0.2)	8.8
Occupancy and equipment	769	721	480	6.7	60.2
Professional fees	328	430	439	(23.7)	(25.3)
Data processing	324	326	240	(0.6)	35.0
OREO related expenses (reimbursements), net	1	(81)	40	(101.2)	(97.5)
Regulatory assessments	155	161	96	(3.7)	61.5
Insurance and bond premiums	106	97	99	9.3	7.1
Marketing	107	68	48	57.4	122.9
Other general and administrative	575	674	341	(14.7)	68.6
Total noninterest expense	7,027	7,069	6,068	(0.6)	15.8
Income before federal income tax provision	8,603	4,730	3,129	81.9	174.9
Federal income tax provision	1,761	2,324	785	(24.2)	124.3
Net income	$6,842	$2,406	$2,344	184.4%	191.9%

Basic earnings per share	$0.67	$0.24	$0.23
Diluted earnings per share	$0.66	$0.23	$0.22
Weighted average number of common shares outstanding	10,210,828	10,184,804	10,319,722
Weighted average number of diluted shares outstanding	10,336,566	10,313,114	10,504,046

The following table presents a breakdown of our loan portfolio (unaudited):
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$14,266	1.3%	$14,331	1.3%	$7,841	0.8%
Other multifamily	176,126	16.2	170,571	15.6	113,877	12.5
Total Multifamily	190,392	17.5	184,902	16.9	121,718	13.3

Non-residential:
Office	107,966	9.9	112,327	10.2	101,369	11.1
Retail	131,978	12.1	129,875	11.9	105,233	11.5
Mobile home park	20,783	1.9	19,970	1.8	20,519	2.2
Warehouse	22,611	2.1	22,701	2.1	21,575	2.4
Storage	32,031	2.9	32,201	2.9	35,290	3.9
Other non-residential	51,405	4.7	44,768	4.1	33,733	3.7
Total non-residential	366,774	33.6	361,842	33.0	317,719	34.8

Construction/land development:
One-to-four family residential	97,779	9.0	87,404	8.0	58,447	6.4
Multifamily	85,773	7.9	108,439	9.9	108,801	11.9
Commercial	5,735	0.5	5,325	0.5	-	0.0
Land development	13,299	1.2	36,405	3.3	39,687	4.3
Total construction/land development	202,586	18.6	237,573	21.7	206,935	22.6

One-to-four family residential:
Permanent owner occupied	162,544	14.9	148,304	13.6	135,743	14.9
Permanent non-owner occupied	133,351	12.2	130,351	11.9	113,476	12.4
Total one-to-four family residential	295,895	27.1	278,655	25.5	249,219	27.3

Business:
Aircraft	10,514	1.0	12,491	1.1	2,760	0.3
Other business	13,723	1.2	10,596	1.0	7,610	0.8
Total business	24,237	2.2	23,087	2.1	10,370	1.1

Consumer	11,131	1.0	9,133	0.8	7,878	0.9
Total loans	1,091,015	100.0%	1,095,192	100.0%	913,839	100.0%
Less:
Loans in Process ("LIP")	85,576		92,498		61,735
Deferred loan fees, net	1,165		1,150		2,178
ALLL	13,136		12,882		11,158
Loans receivable, net	$991,138		$988,662		$838,768

Concentrations of credit: (1)
Construction loans as % of total capital	84.9%		108.6%		111.7%
Total non-owner occupied commercial real estate as % of total capital	484.8%		514.0%		441.2%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	2.28%	0.80%	0.66%	0.70%	0.91%
Return on equity	19.16	6.70	5.13	5.22	6.76
Dividend payout ratio	10.47	29.17	38.89	38.89	26.09
Equity-to-assets ratio	12.13	11.79	12.10	13.27	13.37
Interest rate spread	3.73	3.51	3.38	3.47	3.51
Net interest margin	3.88	3.65	3.53	3.60	3.64
Average interest-earning assets to average interest-bearing liabilities	113.46	113.32	114.08	114.29	114.74
Efficiency ratio	60.42	66.69	67.64	70.27	64.57
Noninterest expense as a percent of average total assets	2.34	2.34	2.42	2.57	2.35
Book value per common share	$13.80	$13.27	$13.08	$13.00	$12.84

Capital Ratios: (1)
Tier 1 leverage ratio	10.44%	10.20%	10.80%	11.46%	11.57%
Common equity tier 1 capital ratio	13.10	12.52	12.95	13.94	14.40
Tier 1 capital ratio	13.10	12.52	12.95	13.94	14.40
Total capital ratio	14.35	13.77	14.20	15.19	15.65

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.02%	0.02%	0.02%	0.07%	0.07%
Nonperforming assets as a percent of total assets	0.05	0.05	0.17	0.22	0.27
ALLL as a percent of total loans	1.31	1.28	1.28	1.29	1.31
ALLL as a percent of nonperforming loans	7,508.90	7,196.65	6,545.95	1,935.68	1,853.49
Net charge-offs (recoveries) to average loans receivable, net	(0.43)	(0.20)	(0.04)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,882	$12,110	$11,285	$11,158	$10,951
Provision (Recapture of provision)	(4,000)	(1,200)	500	100	200
Charge-offs	-	-	-	-	-
Recoveries	4,254	1,972	325	27	7
ALLL, end of the quarter	$13,136	$12,882	$12,110	$11,285	$11,158
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	5.37%	5.05%	4.95%	4.91%	4.93%
Yield on investments available-for-sale	2.65	2.52	2.59	2.69	2.66
Yield on interest-earning deposits	1.32	1.23	1.27	1.00	0.74
Yield on FHLB stock	4.40	3.42	2.91	2.89	4.14
Yield on interest-earning assets	4.98	4.67	4.51	4.54	4.52

Cost of deposits	1.15	1.08	1.05	1.03	1.00
Cost of borrowings	1.66	1.46	1.40	1.24	1.05
Cost of interest-bearing liabilities	1.25	1.16	1.13	1.07	1.01

Average Balances:
Loans	$985,799	$963,097	$879,075	$844,853	$825,251
Investments available-for-sale	142,236	141,962	132,959	132,375	128,993
Interest-earning deposits	11,717	13,843	33,854	16,831	24,233
FHLB stock	9,593	9,859	9,126	8,616	8,034
Total interest-earning assets	$1,149,345	$1,128,761	$1,055,014	$1,002,675	$986,511

Deposits	$804,451	$780,671	$727,702	$692,922	$688,298
Borrowings	208,544	215,418	197,098	184,357	171,500
Total interest-bearing liabilities	$1,012,995	$996,089	$924,800	$877,279	$859,798

Average assets	$1,218,418	$1,199,774	$1,120,176	$1,066,477	$1,046,473
Average stockholders' equity	$144,786	$142,390	$143,975	$143,643	$140,546